SABLE CHASE OF MCDONOUGH, L.P.
FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
CONTENTS

PAGE
Independent Auditors’Report Letter	2
Financial Statements:
Balance Sheets	3 & 4
Statements of Operations	5
Statements of Changes in Partners’ Equity (Deficit)	6
Statements of Cash Flows	7
Notes to the Financial Statements	8-10
Supplemental Information:
Schedules of Expenses	11

Tama, Budaj & Raab, P.C.
Certified Public Accountants
ELY TAMA, CPA*	32783 MIDDLEBELT ROAD
JEFFREY F. BUDAJ, CPA	FARMINGTON HILLS, MICHIGAN 48334-1726	MEMBERS
EMIL A. RAAB, CPA
	(248) 626-380O	AMERICAN INSTITUTE OF
BARTON A. LOWEN, CPA	FAX: (248) 626-2276	CERTIFIED PUBLIC ACCOUNTANTS
JOHN W. WEIPERT, CPA** SEAN M. DONOVAN, CPA THOMAS D. MADOUSE, CPA	WWW.TBRCPA.COM	MICHIGAN ASSOCIATION OF CERTIFIED PUBLIC ACCOUNTANTS

*ALSO LICENSED IN FLORIDA AND SOUTH CAROLINA **ALSO LICENSED IN FLORIDA		FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS SOUTH CAROLINA ASSOCIATION OF CERTIFIED PUBLIC ACCOUNTANTS
Independent Auditors’ Report
To the Partners of
     SABLE CHASE OF MCDONOUGH, L.P.
     We have audited the accompanying balance sheets of SABLE CHASE OF MCDONOUGH, L.P. as of December 31, 2006 and 2005, and the related statements of operations, changes in partners’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the General Partner and management of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of SABLE CHASE OF MCDONOUGH, L.P., as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. This supplemental information is the responsibility of the Partnership’s management. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
January 26, 2007
 2

SABLE CHASE OF MCDONOUGH, L.P.
(A GEORGIA LIMITED PARTNERSHIP)
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$58,908	$115,900
Accounts receivable	7,408	39,500
Management fee receivable	7,105	6,010
Prepaid expenses and other current assets	1,000	1,000

TOTAL CURRENT ASSETS	74,421	162,410

RESTRICTED DEPOSITS AND FUNDED RESERVES
Tenants’ security deposits	28,650	37,400
Real estate tax and insurance escrow	17,187	25,366
Operating reserve	225,244	274,472
Replacement reserve escrow	351,244	566,686
Insurance escrow	-0-	137,653

TOTAL RESTRICTED DEPOSITS AND FUNDED RESERVES	622,325	1,041,577

RENTAL PROPERTY
Buildings and components	11,675,165	11,611,611
Furniture and equipment	762,190	767,221

	12,437,355	12,378,832
Less accumulated depreciation	(5,727,070)	(5,408,379)

	6,710,285	6,970,453
Land	502,774	502,774

NET RENTAL PROPERTY	7,213,059	7,473,227

OTHER ASSETS
Deferred loan costs (net of amortization)	27,677	33,966

	$7,937,482	$8,711,180

The accompanying notes are an integral part of these financial statements.	3

SABLE CHASE OF MCDONOUGH, L.P.
(A GEORGIA LIMITED PARTNERSHIP)
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES
Current maturities of long-term debt	$131,890	$123,931
Accounts payable	50,036	13,158
Accrued interest	26,027	26,027

TOTAL CURRENT LIABILITIES	207,953	163,116

DEPOSITS AND PREPAYMENT LIABILITIES
Tenants, security deposits	28,650	'37,400

LONG-TERM LIABILITIES
Mortgages payable	4,250,009	4,373,940
Less current maturities	(131,890)	(123,931)

TOTAL LONG-TERM LIABILITIES	4,118,119	4,250,009

TOTAL LIABILITIES	4,354,722	4,450,525

PARTNERS’ EQUITY (DEFICIT)	3,582,760	4,260,655

	$7,937,482	$8,711,180

The accompanying notes are an integral part of these financial statements.	4

SABLE CHASE OF MCDONOUGH, L.P.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Revenues:
Rental	$1,049,986	$1,227,762
Laundry	6,661	7,103
Security deposits earned	24,473	22,188
Other	45,309	92,757

TOTAL REVENUES	1,126,429	1,349,810

Expenses
Maintenance and operating	248,616	221,791
Utilities	178,062	167,474
Administrative	258,844	248,302
Taxes and insurance	192,887	151,123
Interest	308,870	315,600
Depreciation and amortization	435,558	441,114

TOTAL EXPENSES	1,622,837	1,545,404

INCOME (LOSS) FROM RENTAL OPERATIONS	(496,408)	(195,594)

Other income and (expenses):
Interest income	27,156	20,725
Gain (loss) on disposition of rental property	(151,793)	-0-
Partnership management and reporting fees	(10,665)	-0-
Gain (loss) from involuntary conversion	(46,185)	46,185

TOTAL OTHER INCOME AND (EXPENSES)	(181,487)	66,910

NET INCOME (LOSS)	$(677,895)	$(128,684)

The accompanying notes are an integral part of these financial statements.	5

SABLE CHASE OF MCDONOUGH, L.P.
STATEMENTS OF CHANGES IN PARTNERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

		General	Limited
	Total	Partner(s)	Partner(s)
Partners’ equity (deficit) -January 1, 2005	$4,389,339	$229,526	$4,159,813

Net income (loss)	(128,684)	(1,287)	(127,397)

Partners’ equity (deficit) -December 31, 2005	4,260,655	228,239	4,032,416

Net income (loss)	(677,895)	(6,779)	(671,116)

Partners’ equity (deficit) - December 31, 2006	$3,582,760	$221,460	$3,361,300

The accompanying notes are an integral part of these financial statements.	6

SABLE CHASE OF MCDONOUGH, L.P.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(677,895)	$(128,684)

Adjustments to reconcile net income (loss) to net cash provided by (used by) operating activities:
Depreciation and amortization	435,558	441,114
(Gain) loss on disposition of rental property	151,793	-0-
(Gain) loss from involuntary conversion	46,185	(46,185)
Changes in:
Accounts receivable	32,092	(23,758)
Management fee receivable	(1,095)	(6,010)
Tenants’ security deposits	-0-	3,150
Tax and insurance escrow	8,179	2,131
Operating reserve	49,228	(4,329)
Accounts payable	36,878	(26,218)
Accrued expenses	-0-	(587)

TOTAL ADJUSTMENTS	758,818	339,308

NET CASH PROVIDED BY (USED BY) OPERATING ACTIVITIES	80,923	210,624

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits to reserve for replacements	215,442	(61,192)
Purchase of rental property	(320,894)	(2,053)
Gain (loss) from involuntary conversion	(46,185)	46,185

NET CASH PROVIDED BY (USED BY) INVESTING ACTIVITIES	(151,637)	(17,060)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on mortgage loans	(123,931)	(116,614)
Insurance escrow from hurricane	137,653	(137,653)

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	13,722	(254,267)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(56,992)	(60,703)

CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	115,900	176,603

CASH AND CASH EQUIVALENTS — END OF YEAR	$58,908	$115,900

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$308,870	$316,187

The accompanying notes are an integral part of these financial statements.	7

SABLE CHASE OF MCDONOUGH, L.P.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
A.	ORGANIZATION

The Partnership was formed as a Limited Partnership under the laws of the State of Georgia on May 1, 1992, for the purpose of acquiring land, owning, constructing and operating a 225 unit multi-family rental housing project.

B.	SIGNIFICANT ACCOUNTING POLICIES
     Accounting Method
The accompanying financial statements have been prepared on the accrual basis of accounting.
     Rental Income
Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.
     Property and Equipment
Buildings improvements and equipment are being depreciated on various methods over 5 to 27.5 years for both financial statement and income tax accounting purposes. Expenditures for maintenance and repairs are charged to expense as incurred.
     Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents
For the purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
C.	INCOME TAXES

No income tax provision has been included in the financial statements because income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.
 8

SABLE CHASE OF MCDONOUGH, L.P.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
D.	MORTGAGES PAYABLE

The first mortgage payable to Mass Mutual Life Insurance Company is nonrecourse and is collateralized by a first mortgage on the rental property. This mortgage bears interest at 8.45% per annum. The proceeds were used to refinance the First Union National Bank of Florida loan.
$33,289 payable monthly until the principal and interest are fully paid except that the final installment shall be due and payable on December 1, 2020.
The second mortgage payable to Georgia Housing and Finance Authority, under the HOME Program, provided non-interest bearing construction financing of $1,000,000. The construction loan was converted to permanent financing in 1995. The note is collateralized by a deed to secure debt on the partnership rental property, subordinate to Mass Mutual Life Insurance Company’s lien on the property.
$2,778 is payable monthly until 2035, when unpaid principal becomes due.
Maturities of the notes payable are as follows for the years ended December 31:

	First Mortgage	Second Mortgage
2007	$98,557	$33,333
2008	107,215	33,333
2009	116,634	33,333
2010	126,880	33,333
2011	138,027	33,333
Thereafter	3,018,251	477,780

	$3,605,564	$644,445

The liability of the Partnership is limited to the underlying value of the real estate collateral.

E.	TRANSACTIONS WITH RELATED PARTIES

An affiliate performs rental, administrative and accounting services for SABLE CHASE OF MCDONOUGH, L.P. in its capacity as managing agent of the Project for which the affiliate received $72,693 in 2006 and $79,204 in 2005.

The Partnership is committed to pay a non-cumulative annual fee of $28,125 to its General Partner for management services and a non-cumulative annual fee of $10,665 to an affiliate of the Limited Partner for reporting services if and when sufficient cash flow, as defined in the partnership agreement is available. The Partnership paid management and reporting fees of $0 to the General Partner in the year 2006 and $0 in the year 2005. The Partnership paid reporting fees of $10,665 for the year 2006 and $0 for 2005 to an affiliate of the Limited Partner.

The General Partner is obligated through the terms of the Partnership, to advance funds to the Partnership to cover deficits that may arise, as defined in the partnership agreement.
 9

SABLE CHASE OF MCDONOUGH, L.P.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
F.	CONCENTRATION OF CREDIT RISK

The Partnership has funds exceeding $100,000 in a single financial institution, which exceeds the FDIC insurable limits.

G.	VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership’s operations are concentrated in the multi-family real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies. Such administrative directives rules and regulations are subject to change by acts of or administrative changes mandated by these regulatory agencies. Such changes occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

H.	GAIN FROM INVOLUNTARY CONVERSION

The Project sustained tornado damage in 2004 and carries commercial insurance to cover the damages. Funds were being held in escrow by the mortgage company, Mass Mutual Life Insurance Company, and were disbursed in 2006. During 2006 and 2005, the Project received proceeds from the insurance company of $0 and $137,653, respectively. In 2006 the Project spent $286,438, of which $240,253 was capitalized for roof replacement. In 2005, $91,488 was spent for other repairs relating to the damage. The net amount of ($46,185) for 2006 and $46,185 for 2005 is reported in the Statement of Operations under the caption Gain (loss) from involuntary conversion. As of December 31, 2006, the Project has completed all the repairs.

I.	TAXABLE INCOME (LOSS)

A reconciliation of financial statement net income (loss) to taxable income (loss) of the Partnership for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
Financial statement net income (loss)	$(677,895)	$(128,684)

Adjustments:
Gain from involuntary conversion	46,185	(46,185)

Taxable income (loss)	$(631,710)	$(174,869)

 10

SABLE CHASE OF MCDONOUGH, L.P.
SCHEDULES OF EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
MAINTENANCE AND OPERATING
Repairs - payroll	$62,544	$81,440
- supply	50,311	25,505
- contract	9,625	14,262
Painting and decorating	14,759	13,924
Grounds	45,283	22,464
Services	54,921	49,381
Furniture and furnishing replacement	11,173	14,817

	$248,616	$221,791

UTILITIES
Electricity	$34,807	$25,570
Internet service	995	1,327
Water	61,270	59,571
Sewer	52,526	51,854
Fuel	1,784	1,695
Garbage and trash removal	26,680	27,458

	$178,062	$167,474

ADMINISTRATIVE
Site management payroll	$65,501	$64,775
Management fee	72,693	79,204
Auditing	7,612	5,092
Legal	22,985	3,851
Advertising	22,984	24,839
Telephone	5,476	6,142
Office supplies	25,965	24,425
Health insurance	14,078	14,682
Payroll taxes	14,512	13,807
Homeowner incentive	1,650	4,310
Workmen’s compensation	5,388	7,175

	$258,844	$248,302

TAXES AND INSURANCE
Real estate taxes	$113,264	$108,385
Other taxes, licenses and permits	1,197	1,495
Property and liability insurance	78,426	41,243

	$192,887	$151,123

The accompanying notes are an integral part of these financial statements.	11